Exhibit 99.1

[Logo of Notify Technology Corporation]

Notify Technology Receives Delisting Notice From Nasdaq

Investor Contact: Jerry Rice, Chief Financial Officer Notify Technology Corporation Phone: (408) 777-7927 jerry.rice@notifycorp.com	Media Contact: Christina Dowling Notify Technology Corporation Tel: (408) 777-7923 Cdowling@notifycorp.com

SAN JOSE, Calif. – September 3, 2002 – Notify Technology Corporation (NASDAQ: NTFY), today reported that it had received a Nasdaq Staff Determination on August 27, 2002, indicating that the Company has failed to comply with the minimum net tangible asset requirement and the minimum bid price requirement for continued listing on the Nasdaq SmallCap Market as set forth in Marketplace rules 4310(c)(2)(B) and 4310(c)(4), respectively, and, therefore, its securities are subject to delisting from the Nasdaq SmallCap Market. The Company has the option to appeal the Staff’s determination pursuant to Marketplace Rule 4800 Series but does not anticipate doing so. Accordingly, the Company’s Common Stock, Units and Class A Warrants will be delisted from the Nasdaq SmallCap Market as of the opening of business on September 4, 2002.

The Company expects its Common Stock (NTFY), Units (NTFYU) and Class A warrants (NTFYW) will trade on the Over-the-Counter Bulletin Board (OTC BB) under the same symbols following their delisting from The Nasdaq SmallCap Market.

About Notify Technology Corporation

Founded in 1994, Notify Technology Corporation, (NASDAQ: NTFY) is an innovative communications company offering wireless and wireline products and services. Notify Technology is quickly becoming a leading consumer, SOHO, and Enterprise environment provider of mobile wireless software and services for Over-The-Air synchronization and management of email and PIM (contacts, calendar, tasks) independent of device and network. Notify’s wireline solution provides consumer voice mail notification to customers of CLECs in multiple states. Notify sells its products through wireline carriers and wireless carriers. The company is headquartered in San Jose, Calif. For more information, visit http://www.notifycorp.com or contact 408-777-7920.

Forward Looking Statements

This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements represent the Company’s current judgment about the trading of its securities. Factors that could cause actual results to differ include, but are not limited to, the willingness of market makers to make a market in the Company’s securities on the OTC Bulletin Board and whether NASD Regulation approves the trading of the Company’s securities on the OTC Bulletin Board. In addition, the Company makes no representation that there will be a liquid market for its securities or that the prices of its securities will not be volatile.